Exhibit 99

Friday October 5

Press Release

Horizon Offshore Names J. Louis Frank as Director

HOUSTON, Oct. 5 /PRNewswire/ -- Horizon Offshore Inc. today announced the addition of J. Louis Frank to its Board of Directors.

J. Louis Frank has extensive experience in the oil and gas industry and has held numerous positions within Marathon Oil throughout his career. Frank recently retired from the position of executive vice president of Marathon Oil Company. Frank is a member of the Society of Petroleum Engineers, a member of the 25-Year Club of the Petroleum Industry, a member and director of the American Petroleum Institute and a member of the Texas A&M External Advisory and Development Council. Frank completed the program for management development at Harvard University in 1971 and is a member of the board of directors of the Fifth Third Bank of Northwestern Ohio.

J. Louis Frank obtained a Bachelor of Science degree in petroleum engineering from Texas A&M University in 1958 and is a registered professional engineer in Texas.

James Devine, Chairman of the Board of Horizon, said, "Mr. Frank's extensive experience in the oil and gas industry will serve Horizon well as it continues to broaden its range of services both internationally and domestically.''

Horizon provides marine construction services to the offshore oil and gas industry, primarily in the Gulf of Mexico. The company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

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